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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
October 2, 2014
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The Walt Disney Company
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-11605	95-4545390
(Commission File Number)	(IRS Employer Identification No.)

500 South Buena Vista Street
Burbank, California	91521
(Address of principal executive offices)	(Zip Code)

(818) 560-1000
(Registrant's telephone number, including area code)

Not applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(e)    On October 2, 2014, the Company amended the Amended and Restated Employment Agreement with Robert A. Iger dated as of October 6, 2011, as previously amended (the “Agreement”), to extend the period during which Mr. Iger would remain employed with the Company and serve as Chairman and Chief Executive Officer from June 30, 2016 to June 30, 2018. The amendment acknowledges that Mr. Iger will have the right to retire after June 30, 2016 and prior to the end of the Agreement’s extended term upon six months advance written notice to the Company. Except as described below, the remaining terms of the Agreement remain unchanged.
The amendment provides that Mr. Iger’s annual compensation for the extended employment period will be determined on the same basis as his annual compensation for fiscal 2016. Specifically, in addition to his annual salary, which remains unchanged, the amendment states that the target annual incentive under the Company’s Management Incentive Bonus Program and the target equity award value for fiscal year 2017 and 2018 will be the same as those that apply for fiscal year 2016. The Agreement provides that the terms of any equity grants made for fiscal 2017 or 2018 will be on the same terms and conditions as would apply to the grants to be made in fiscal 2016.
In consideration for agreeing to extend the term of the Agreement, Mr. Iger will receive the opportunity to receive an additional cash retention bonus, subject to the Company’s cumulative adjusted operating income over the five-year period ending at the end of fiscal year 2018 (“COI”) exceeding a threshold amount of $76.01 billion (the “Growth Incentive Retention Bonus”). The amount of the Growth Incentive Retention Bonus will increase to the extent that the aggregate adjusted operating income exceeds this threshold, in accordance with the following table:

	(1)	(2)	(3)	(4)	(5)	(6)	(7)
COI (billions)	<$76.010	$76.389	$76.771	$77.154	$77.539	$77.925	>$78.314
Earned Award (millions)	$0	$10	$20	$30	$40	$50	$60

Between stated levels of cumulative adjusting operating income, the amount payable will be determined by linear interpolation.
To receive any Growth Incentive Retention Payment earned, Mr. Iger must generally remain employed by the Company through June 30, 2018. If Mr. Iger dies or terminates employment prior to that date due to disability, he will receive payment of the amount that would have been payable based on the Company’s actual performance through the end of fiscal year 2018, but pro-rated to reflect the period of his actual employment after fiscal year 2014. Similar treatment will apply in the event the Company exercises its termination rights under the Agreement other than for Cause or Mr. Iger quits for Good Reason, as specified and defined, respectively, under the previously established terms of the Agreement, except that the bonus amount that will be payable to Mr. Iger will not be pro-rated if his employment is terminated in these circumstances after fiscal year 2017.

There are special provisions to address the amount that is payable in respect of the Growth Incentive Retention Bonus upon a change in control of the Company, which is defined incorporating the definition of that term from the Company’s Amended and Restated 2011 Stock Incentive Plan. If a change in control occurs on or prior to the end of fiscal year 2016, the amount payable in respect of the Growth Incentive Retention Bonus will be zero. If a change in control occurs after fiscal year 2016, the amount of the Growth Incentive Retention Bonus payable, if any, will be determined based on the actual cumulative adjusted operating income for each fiscal quarter in the performance period completed on or prior to the date the change of control occurs, plus a projected measure of adjusted operating income for the remainder of the performance period, assuming that adjusted operating income grows at an annualized rate equal to the compounded aggregate growth rate achieved from the beginning of the performance period to such last quarter ended coincident with or prior to the change of control. To receive the amount, if any, payable in respect of the Growth Incentive Bonus upon a change in control, Mr. Iger must generally remain employed until June 30, 2018. However, payment of such amount will be made earlier in the event that his employment terminates due to his death, disability, a termination by the exercise of the Company’s termination rights without Cause or a termination by Mr. Iger for Good Reason.
The amendment of Mr. Iger’s agreement is attached as Exhibit 10.1 to this Report and is incorporated herein by reference.

Item 9.01 Exhibits

Exhibit 10.1	Amendment dated October 2, 2014 to the Amended and Restated Employment Agreement, dated as of October 6, 2011, between the Company and Robert A. Iger.

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Walt Disney Company

By:	/s/ Roger J. Patterson
Roger J. Patterson
Associate General Counsel and Assistant Secretary
Registered In-House Counsel
Dated: October 3, 2014